Exhibit 99.1

National CineMedia, LLC

Announces Pricing of

$400 Million of 6.00% Senior Secured Notes due 2022

Centennial, CO – April 18, 2012 – National CineMedia, LLC (“NCM LLC”) and National CineMedia, Inc. (NASDAQ: NCMI) (the “Company”), the managing member and owner of 48.6% of NCM LLC, announced today that NCM LLC has priced its private placement of $400 million aggregate principal amount of 6.00% Senior Secured Notes due 2022 (the “Notes”). The private placement of the Notes is expected to close on Friday, April 27, 2012, subject to certain closing conditions.

The notes will be senior secured obligations of NCM LLC, will rank pari passu with NCM LLC’s existing senior secured credit facility and, subject to certain exceptions, will share in the same collateral that secures NCM LLC’s obligations under its existing senior secured credit facility.

NCL LLC intends to use the net proceeds of the offering to repay $325 million of outstanding term loan debt under its existing senior secured credit facility and approximately $25 million of outstanding debt under its revolving credit agreement and to pay approximately $41 million to terminate the swap agreements associated with those borrowings. Proceeds will also be used for payment of fees in connection with the offering and the related credit facility amendment, including the amendment fee to lenders and transaction expenses. Net proceeds remaining, if any, will be used for general corporate purposes.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. NCM LLC plans to offer and sell the Notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including the proposed notes offering by NCM LLC. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the NCM LLC and the Company believe that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Lauren Leff
800-844-0935	303-957-1709
investors@ncm.com	lauren.leff@ncm.com